                                                                    EXHIBIT 99.1

             [WILLIAMSON PETROLEUM CONSULTANTS, INC. LETTERHEAD]


         February 3, 1998



         Hallwood Petroleum, Inc.
         Stanford Place III, Suite 1700
         4582 South Ulster Street Parkway
         Denver, Colorado  80237

         Attention Mr. Bruce A. Bowman

         Gentlemen:

         Subject:         Discussion of
                          1) Review of Projections of Oil and Gas Reserves and
                             Future Net Revenues Prepared by Hallwood
                             Petroleum, Inc., Effective January 1, 1998,
                             Utilizing January 1, 1997 Average Pricing and Nonescalated Economics
                          2) Comparison of Projections of Oil and Gas Reserves
                             and Future Net Revenues Prepared by Hallwood
                             Petroleum, Inc., Effective January 1, 1998,
                             Utilizing January 1, 1997 Average Pricing and Nonescalated Economics to Projections of Oil and Gas Reserves and Future Net Revenues Prepared by Hallwood Petroleum, Inc., Effective January 1, 1997, Utilizing Average Pricing and Nonescalated Economics
                          3) Alternate Pricing Case to Projections of Oil and
                             Gas Reserves and Future Net Revenues Prepared by Hallwood Petroleum, Inc., Effective January 1, 1997, Utilizing Pricing Pursuant to Securities and Exchange Commission Requirements
                          4) Review of Hallwood Energy Partners, L.P. Interests
                             in the Alternate Pricing Case to Projections of Oil and Gas Reserves and Future Net Revenues Prepared by Hallwood Petroleum, Inc., Effective January 1, 1997, Utilizing Pricing Pursuant to Securities and Exchange Commission Requirements for Inclusion in the Registration Statement on Form S-3 of Hallwood Energy Partners, L.P. (Registration No. 333-38973) Williamson Project 7.8547

         Williamson Petroleum Consultants, Inc. (Williamson) has been requested to review the estimates prepared by Hallwood Petroleum, Inc. (Hallwood) of oil and gas reserves and associated future net revenues of the major-value properties to the total insider

Hallwood Petroleum, Inc.
Mr. Bruce A Bowman
February 3, 1998
Page 2


         interests (all Hallwood entities combined) effective January 1, 1998 and to compare these estimates to those estimates prepared by Hallwood for the major-value properties effective January 1, 1997 which were previously reviewed by Williamson. The results of the previous review were transmitted to Hallwood in a letter dated January 29, 1997 entitled "Review of Estimates Prepared by Hallwood Petroleum, Inc. of Oil and Gas Reserves and Associated Future Net Revenues of the Major-Value Properties to the Total Insider Interests, Effective January 1, 1997, Utilizing Average Pricing and Nonescalated Economics, Williamson Project 6.8436" and are included as Attachment 1 (the January 1, 1997 review) to this letter. For the January 1, 1997 review, Williamson reviewed 144 major-value properties representing a future net revenue discounted at 10.00 percent per annum (DFNR) of $127,178,300 or 70.6 percent of the total DFNR estimated by Hallwood.

         In preparing this letter, it was noticed that a reviewed property, the Evangeline Shrine Club No. 1, Scott field, Lafayette Parish, Louisiana, was omitted from the listing of reviewed properties in Attachment 1. The value of the property was correctly included in the stated reviewed DFNR and percent of total DFNR reviewed.

         Williamson has recently completed a review of the Hallwood estimates of oil and gas reserves and associated future net revenues effective January 1, 1998. In this review, Williamson has reviewed 161 properties representing a DFNR of $125,745,695 or 71.9 percent of the total DFNR estimated by Hallwood. Williamson found that the estimates as prepared by Hallwood were reasonable in the aggregate and were prepared using methods and procedures that are consistent within the industry. For the purposes of comparison, these estimates have been prepared utilizing the same prices used for their January 1, 1997 estimates. Williamson has not yet prepared a review letter but will do so when January 1, 1998 pricing becomes known. Attachment 2 is a summary of the total reserves and economics projections by reserves category prepared by Hallwood effective January 1, 1998.

         A comparison of the January 1, 1997 and the January 1, 1998 total reserves and economics projections by reserves category prepared by Hallwood is presented in Attachment 3. The Hallwood total net proved oil and gas reserves and DFNR have changed by -1,138 thousand barrels of oil (MBO) and +23,668 million cubic feet of gas (MMCF), and -$5,226 thousand DFNR from January 1, 1997 to January 1998 as shown in the difference column. The 1998 reserves have not been reconciled for the oil and gas volumes produced during 1997.

Hallwood Petroleum, Inc.
Mr. Bruce A Bowman
February 3, 1998
Page 3


         Attachment 4 is a combined listing of the properties that were reviewed by Williamson at January 1, 1997 and January 1, 1998. This listing includes the estimated net oil and gas reserves and DFNR for each property and their differences from January 1, 1997 to January 1, 1998. Blank spaces indicate that the property was not designated by Hallwood as a major-value property that year and, therefore, was not review that year. Also, the January 1, 1998 reserves have not been reconciled for the oil and gas volumes produced during 1997.

         Hallwood has prepared an alternate pricing case for the January 1, 1997 review. According to Hallwood, the oil and gas prices utilized in this alternate pricing case are effective date prices and are pursuant to the requirements of the Securities and Exchange Commission (SEC). Williamson accepted the Hallwood representation regarding SEC pricing and did not review or verify these prices. The average prices from the total proved summary of this SEC alternate pricing case are $24.06 per barrel of oil (BO) and $3.65 per thousand cubic foot (MCF) of gas and are significantly higher than the average prices of $18.27 per BO and $1.75 per MCF of gas used for the January 1997 review, Attachment 1. Use of these prices has resulted in significantly higher projected revenues and, in some cases, projected reserves.

         Williamson checked the input parameters for the reviewed properties such as reserves projections, interests, taxes, expenses, capital, come-on times, and prices to ensure that the only changes made for this alternate pricing case were changes to the oil and gas prices. As represented by Hallwood, Williamson found that only prices were changed. The price changes resulted in changes to the future net revenues, discounted future net revenues, and, in some cases, to the projected oil and gas reserves. These reserves changes were due to the change in the economic limits of the individual properties. The individual properties reviewed by Williamson represent a DFNR of $260,240,600 which is approximately 64.9 percent of the total DFNR of $400,734,800 estimated by Hallwood. A listing of the reviewed properties is included in the January 1997 review, Attachment 1, dated January 29, 1997.

         Hallwood has also requested Williamson review the Hallwood Energy Partners, L.P. (HEP) portion of the alternate pricing case. Williamson was provided a listing of net reserves and associated net revenues by property for each of the twelve Hallwood entities that are combined in the total insider interests. Also provided were the HEP ownership interests in each of these entities and the individual cashflows for each of the Williamson-reviewed properties

Hallwood Petroleum, Inc.
Mr. Bruce A Bowman
February 3, 1998
Page 4


         in each of the entities. Williamson reviewed these materials and checked the input parameters for the reviewed properties such as reserves projections, interests, taxes, expenses, capital, come-on times, and prices to ensure that the only changes made for the HEP cashflows were changes to the ownership interests. As represented by Hallwood, Williamson found that only ownership interests had changes. The Williamson-reviewed properties within HEP represented a DFNR of $168,917,200 which is approximately 74.9 percent of the total DFNR of $225,526,500 estimated by Hallwood.

         The four attachments to this letter provide support for the discussion and conclusions herein. However, this letter might be filed without these attachments.

         Williamson is an independent consulting firm and does not own any interests in the oil and gas properties covered by this letter. No employee, officer, or director of Williamson is an employee, officer, or director of Hallwood. Neither the employment of nor the compensation received by Williamson is contingent upon the values assigned to the properties covered by this letter.

         It has been a pleasure to serve you by preparing this letter. All related data will be retained in our files and are available for your review.

         Yours very truly,


         /s/ WILLIAMSON PETROLEUM CONSULTANTS, INC.
         WILLIAMSON PETROLEUM CONSULTANTS, INC.

         JDS/jek

         Attachments

         cc:  Mr. W. Alan Kailer
              Jenkens & Gilchrist
              1445 Ross Avenue, Suite 3200
              Dallas, Texas  75202-2711